Exhibit 10.6
Revised
July 8, 2008
Mr. Steve Kemps
2515 McKinney Avenue
Suite 1200
Dallas, TX 75201
Dear Steve:
Congratulations on your promotion to Executive Vice President, General Counsel and Corporate Secretary. This position will report to Gregg Engles.
Here are the specifics of your offer:
Effective Date
The effective date of your new position is August 1, 2008.
Base Salary
You will be paid $16,667.67 on a semi-monthly basis, which equates to an annual salary of $400,000 (+23.1%). Your salary will be reviewed annually by the Compensation Committee (next in March, 2009).
Annual Incentive Opportunity
You will continue to be eligible to earn an annual incentive as a participant in the 2008 Dean Corporate Short-term Incentive Plan. Effective August 1, 2008, your new target equals 60% of your annualized base salary, subject to the achievement of certain financial targets for Dean Corporate and specific individual objectives. For 2008, your incentive will be prorated based on the amount of time you were in each position.
Annual Long Term Incentive
You will continue to be eligible for future equity grants under the Dean Foods Long Term Incentive Program beginning in February 2009. The amount and nature of future long-term awards will be determined by the Dean Foods Board of Directors.
One Time Long Term Incentive Promotion Grant
On the date of the next meeting of the Compensation Committee of the Board of Directors, you will be granted options to purchase 18,000 shares of Dean Foods common stock. Additionally,

you will be granted 6,000 Dean Foods Restricted Stock Units. The options will vest in equal installments over a period of three years, beginning on the first anniversary date of the date of the grant. Restricted shares will vest over a period of five years, beginning on the first anniversary date of the date of grant, or earlier if certain financial performance targets are met.
Executive Deferred Compensation
You will continue to be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.
Paid Time Off
You will now be eligible for twenty-five (25) days of PTO. Unused PTO is not carried forward from year to year unless state law requires.
Benefits
You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401k, and more. You are also eligible to participate in the Supplemental Executive Retirement Plan (SERP), Executive LTD program, and company paid annual physical.
Insider Trading
As an Executive Officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.
Indemnity Agreement
The Director and Officer Indemnity Agreement between you and the Company, dated March 9, 2006, shall remain in full force and effect.
Severance
As an Executive Officer, you will also be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination,” meaning any termination as a result your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.
Change in Control
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executive officers. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within two years after a Change in Control, or by you for good reason within such two-year period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement.
Conclusion
Steve, I am very excited about your new opportunity, and I continue to look forward to your future contributions to Dean Foods.

Best regards,
/s/ Paul Moskowitz

Paul Moskowitz
Executive Vice President, Human Resources

Agreed and accepted:

/s/ Steve Kemps
Steve Kemps
July 8, 2008
Date